Certificate of Gratuitous Use for Domicile and Business Premises

This is to certify that the domicile and business premises for the registration change of Xiamen Star Fashion Culture Media Co., Ltd. are located at Unit 64, Room 401, No. 7 Hening 2nd Road, Huli District, Xiamen City. The aforementioned domicile and business premises are owned by the Huli Subdistrict Office of Xiamen City, with an area of 20 square meters, intended for office use. They are provided gratuitously to Xiamen Star Fashion Culture Media Co., Ltd. solely as the domicile and business premises of this commercial entity.

The validity period of this certificate is from October 9, 2024, to October 8, 2025.

Hereby Certified.

湖里区湖里街道办事处

Huli Subdistrict Office of Xiamen City

October 9, 2024